Exhibit 10.2

AMENDMENT NO. 2 TO THE
SAFE AND GREEN DEVELOPMENT CORPORATION
2023 INCENTIVE COMPENSATION PLAN

This amendment (the “Amendment”) to the Safe and Green Development Corporation 2023 Incentive Compensation Plan (the “Plan”), is hereby adopted this 12th of June, 2026, by RenX Enterprises Corp. (fka Safe and Green Development Corporation) (the “Company”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Plan.

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 17.2 of the Plan, the Board of Directors has the right to amend the Plan with respect to certain matters, provided that any material increase in the number of Shares available under the Plan shall be subject to stockholder approval; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, subject to and effective as of the date of stockholder approval hereof, in the following particulars:

1. The entirety of the Plan shall be amended to replace all references to “Safe and Green Development Corporation” throughout the Plan with “RenX Enterprises Corp.”

2. Section 4.1(a) of the Plan is hereby amended so that Section 4.1(a) reads in its entirety as follows:

“Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 520,000 shares (the “Limit”), all of which may, but need not, be issued in respect of Incentive Stock Options. In addition, such Limit will automatically increase on January 1 of each calendar year for a period of seven years commencing on January 1, 2027 and ending on (and including) January 1, 2033, in a number of shares of Common Stock equal to 4.5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the Board may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Common Stock.”

3. Section 4.2 of the Plan is hereby amended so that Section 4.2 reads in its entirety as follows:

“Individual Participant Limitations. Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock with respect to which Awards may be granted during any calendar year to any one Eligible Person who is a non-employee director of the Board shall not exceed 75,000.

4. Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect

The foregoing is hereby acknowledged as being the Amendment to the Safe and Green Development Corp. 2023 Incentive Compensation Plan, as adopted by the Board of Directors on May 5, 2026, and approved by the Company’s stockholders on June 12, 2026.

RENX ENTERPRISES CORP.

/s/ Nicolai Brune
By:	Nicolai Brune, Chief Financial Officer